Exhibit 4.6

THE BOC GROUP PLC

SHARE MATCHING PLAN
Directors’ adoption: 13 January 2005 Shareholders’ approval: 14 January 2005 Expiry date: 13 January 2015

One Silk Street London EC2Y 8HQ

Telephone (44-20) 7456 2000
Facsimile (44-20) 7456 2222

Ref 01/145/M Ehrenstein/ J Cooper

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The BOC Share Matching Plan Rules

Introduction

This Plan operates with the Variable Compensation Plan (VCP). It is intended that a proportion of the annual VCP award will be compulsory applied to the acquisition of Shares (Bonus Shares described below) under this Plan. The VCP award is payable either quarterly or half yearly. The applicable proportion of the VCP award will not be paid to the Participant at the time the rest of the VCP award is paid, but will be applied on the terms of this Plan in the award of Bonus Shares at the end of the financial year to which the VCP relates.

The Participant will only become entitled to the Bonus Shares if he is still in service at the end of the Retention Period. Additional shares will be awarded in the form of Dividend Shares on the Bonus Shares at the Release Date.

Additional shares will also be awarded as Matching Shares, subject to meeting performance criteria set at the Award Date.

This introduction does not form part of the plan rules but is a brief description and overview of how the Plan operates and links with the VCP.

1	Meanings of words used

“ADS” means an American Depository Share representing ordinary shares of the Company;

“Associated Company” means any company which is associated with the Company (within the meaning of Section 416 of the Income and Corporation Taxes Act 1988);

“Award Date” means the date on which Bonus Awards are made under rule 3.1;

“Bonus Award” means an award of cash or Shares, or of both, determined in respect of a Participant under the Plan;

“Bonus Shares” means Shares comprised in a Bonus Award;

“Committee” means the board of the Company, or a duly authorised committee of it;

“Company” means The BOC Group plc;

“Dealing Restrictions” means restrictions imposed by statute, order, regulation or Government directive, or by the Model Code or any code adopted by the Company based on the Model Code;

“Dividend Shares” means a number of Shares calculated by reference to the number of Bonus Shares on the basis of reinvestment in Shares of any gross dividends paid in respect of the Bonus Shares during the Retention Period, on the relevant dividend payment date;

“Employee” means any employee of the Company or any Subsidiary, or an executive director of the Company who devotes substantially the whole of his working time to his duties and, in both cases where it is lawful to do this, is not at the Award Date within 6 months of retirement;

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“Exercise Period” means, in respect of an Option, unless specified otherwise by the Committee on the Award Date, a period commencing on the Award Date and expiring three months after the end of the Retention Period;

“Group Company” means:

•	the Company; and

•	its Subsidiaries from time to time; and

•	any Associated Company;

“Matching Shares” means additional Shares awarded to Participants in proportion to Bonus Shares, on the basis determined under rule 3.1.4, subject to the satisfaction of Performance Targets and transferred to a Participant under rule 6.3;

“Optionholder” means an Employee who has been granted an Option (or his personal representatives);

“Option” means a right to acquire Bonus Shares and for the time being subsisting;

“Participant” means a person who has been selected to participate in the Plan under rule 2.2 (including an Optionholder where appropriate) (or his personal representatives);

“Performance Target” means the target (if any) specified in relation to an award of Matching Shares;

“Plan” means these rules known as the BOC Group plc Share Matching Plan” as changed from time to time;

“Release Date” means, (i) if there is no Option, in respect of Bonus Shares and Dividend Shares, the end of the Retention Period, and in respect of any Matching Shares, the date of determination under rule 6.2; and (ii) if an Option has been granted under rule 7.1, in respect of Bonus Shares subject to the Option, Dividend Shares, and any Matching Shares, the date of valid exercise of an Option as described in rule 7.4. If the date of valid exercise of an Option precedes the date of determination by the Committee under rule 6.2, the Release Date for those Matching Shares will be that later date of determination under rule 6.2 and not the date of valid exercise of the Option for the Bonus Shares relating to those Matching Shares;

“Reconstruction” means any internal reconstruction, reorganisation or acquisition of the Company which is not a Takeover and which does not involve a significant change in the identity of the ultimate shareholders of the Company;

“Retention Period” means in relation to each operation of the Plan, the period determined by the Committee under rule 3.1.3;

“Shares” means fully paid ordinary shares in the capital of the Company or ADSs and includes any shares representing them following a Reconstruction or Takeover;

“Takeover” means a takeover of the Company, which is not a Reconstruction, and includes a merger and any form of change of control of the Company, including a significant change in the identity of the ultimate shareholders of the Company;

“Treasury Shares” means shares held pursuant to sections 162A to 162E of the Companies Act 1985.

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2	Operation of the Plan

2.1	Timing of operation
2.1.1	Bonus Awards may only be made within 42 days starting on any of the following:

(i)	the date of shareholder approval of the Plan;

(ii)	the day after the announcement of the Company’s results through a Regulatory Information Service for any period;

(iii)	any day on which the Committee resolve that exceptional circumstances exist which justify the making of Bonus Awards;

(iv)	any day on which changes to the legislation or regulations affecting share plans are announced, effected or made; or

(v)	the lifting of Dealing Restrictions which prevented the granting of Bonus Awards during any period specified above.

2.1.2	The Committee may only make Bonus Awards between the date on which the Company’s shareholders approve the Plan and the 10th anniversary of that date.

2.2	Selection of Participants

In relation to any operation of the Plan the Committee may select any Employees to participate in the Plan.

3	Bonus Awards

3.1	Determination of Bonus Awards

The Committee will, following the end of a financial year in which the Plan is operated, and in accordance with rule 2.1, determine:

3.1.1	the Bonus Award in respect of each Participant;

3.1.2	the extent to which the Bonus Award will be in the form of cash or Bonus Shares;

3.1.3	the Retention Period which will normally be three years;

3.1.4	the basis for entitlement to any Matching Shares at the end of the Retention Period and the Performance Target (if any);

3.1.5	the basis for entitlement (if any) to Dividend Shares;

3.1.6	whether an Option is to be granted to the Employee, in respect of the Bonus Shares in his Bonus Award.

The date of these determination is the Award Date.

No Bonus Award will be made, and an Option will not be granted, to any person who at the Award Date has received or given notice of termination of his employment.

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3.2	Performance Target

The Committee may make the receipt of any Matching Shares conditional on the satisfaction of a Performance Target. Any Performance Target may relate to the performance of the Company, the Participant or the Group Companies, any two of them, or all three. The Committee may set different Performance Targets for different operations of the Plan and for each Participant or groups of Participants.

The Committee may amend or waive the Performance Targets:

3.2.1	in accordance with the terms specified in the Performance Targets; or

3.2.2	if events happen which cause the Committee to consider that:

(i)	amended Performance Targets would be a fairer measure of performance and would be no more difficult to satisfy than the existing Performance Targets; or

(ii)	the existing Performance Targets should be waived;

3.3	Payment of Cash

The cash comprised in any Bonus Award will be paid at the end of the Retention Period, by the Company or, where relevant, the Group Company employing the Participant at the Award Date or Release Date, whichever is appropriate. The payment will be made after making the appropriate deductions under rule 9.2.

3.4	Bonus Shares

3.4.1	A Participant is not entitled to receive the Bonus Shares comprised in a Bonus Award on the Award Date.

3.4.2	The Committee will calculate the number of Bonus Shares by dividing the amount representing that part of the Bonus Award receivable in Shares, by the average of the middle market quotation of a Share as derived from the Daily Official List of the London Stock Exchange for the 5 business days preceding the Award Date. Any fractional amounts will be ignored. The Committee may not make this calculation by reference to any business day during periods prohibited by the Dealing Restrictions.

3.4.3	Where it is necessary to make any currency conversion under these rules the exchange will be at such rate and at such time as the Committee decides.

3.5	Notification

The Committee will notify each Participant who has been made a Bonus Award and include the value of his Bonus Award, the number of his Bonus Shares (or whether he has been granted an Option under rule 7.1), and all relevant details set out in rule 3.1 above. The Award will be granted by Deed which includes a deed comprising all Awards.

3.6	Acquiring Shares

The Company may make such arrangements as it considers appropriate in respect of its obligations to provide Bonus Shares, Dividend Shares and Matching Shares. Any company which has an Employee participating in the Plan may provide money to any trustee or any other person to enable them or him to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 153 of the Companies Act 1985. The Company may also use Treasury Shares for the purposes of the Plan.

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3.7	American Depository Shares

The Committee may determine to satisfy the Bonus Shares Dividend Shares and Matching Shares with ADS.

4	Participant’s rights before the Release Date

4.1	Shareholders rights

Before the Release Date, Participants have no entitlement to or rights (for example to dividends or to vote) in respect of any Bonus Shares, Matching Shares or Dividend Shares.

4.2	Variation of share capital

The Committee may vary the number of Bonus Shares (including the number of Bonus Shares subject to an Option), Dividend Shares (if appropriate) and Matching Shares to take account of any variation in the share capital of a Company, or any special dividend or other transaction, which the Committee considers might affect the value of Shares.

4.3	Takeover

4.3.1	If there is a Takeover in any financial year in which the Plan operates or before the Award Date, Bonus Awards will be determined in full by the Committee. Any Shares will be transferred to Participants as soon as practicable after the Award Date or alternatively, the Committee may at its discretion satisfy the whole Bonus Award in cash in accordance with rule 6.6.

4.3.2	In the event of a Takeover before the Release Date, the Participant will be entitled to receive any Bonus Shares, Matching Shares and Dividend Shares as soon as practicable, in respect of all Bonus Awards. The number of Dividend Shares will be calculated up to the effective date of the Takeover. Where Performance Targets have been set, the Committee shall have regard to the Performance Targets and time in determining the number of Matching Shares to be released.

4.4	Reconstruction

4.4.1	If there is a Reconstruction in any financial year in which the Plan operates or before the Award Date, the Plan will continue to operate in respect of that financial year, but when any Bonus Awards are determined after the end of that financial year any Bonus Shares will relate to shares in another company selected by the Committee. If this happens, the Plan will continue to operate as though references to “Shares” were references to shares in that other company.

4.4.2	In the event of a Reconstruction before the Release Date, the Participant’s right to Bonus Shares, Matching Shares and Dividend Shares, in respect of all Bonus Awards will be replaced by an equivalent right to an appropriate number of shares in the new parent company or companies, determined by the Committee. The Committee may amend (or waive) the Performance Target as it considers appropriate.

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4.5	Other events

If other events happen (not comprising a Takeover or Reconstruction), the Committee has discretion to take such action as it considers appropriate, in relation to awards under the Plan.

4.6	“Committee”

In rules 4.3, 4.4 and 4.5 “Committee” means the board of the Company or a duly authorised committee of it immediately before the relevant event.

4.7	Transfer of beneficial interest

During the Retention Period, a Participant may not dispose of any right he may have in respect of Bonus Shares, Matching Shares and Dividend Shares, except that:

4.7.1	on his death his interest may be transmitted to his personal representatives; and

4.7.2	if the Committee permits, he may transfer any such interest to any person approved by the Committee on such terms as to his continued participation in the Plan, as the Committee may specify.

5	Leaving employment during the Retention Period

5.1	Cessation of employment

5.1.1	Except as set out in 5.1.2, if the Participant ceases to be employed by any Group Company before the end of the Retention Period, he will not be entitled to receive any Shares comprised in his Bonus Award, or any Dividend Shares or Matching Shares, and his Bonus Award will lapse immediately on cessation.

5.1.2	If a Participant ceases to be employed by any Group Company before the end of the Retention Period due to any of the reasons set out below, unless the Committee decides otherwise, the Bonus Shares and Dividend Shares relating to them will be transferred to the Participant as soon as reasonably practicable after cessation of employment. In addition, the Committee will determine the extent to which the participant is entitled to any Matching Shares and will pro-rate by reference to the period between the Award Date and the date of cessation as a proportion of the period from the Award Date until the end of the Retention Period.

The reasons are:

(i)	retirement, with the agreement of the Committee;

(ii)	redundancy (as defined in the Employment Rights Act 1996);

(iii)	injury or disability;

(iv)	death;

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(v)	his office of employment being in a company which ceases to be a Group Company;

(vi)	any other reason, if the Committee so decides in any particular case.

In the case of death, the Bonus Shares (and Dividend Shares relating to them) will be transferred to the Participant as soon as practicable after death. The number of Matching Shares will be calculated on the basis that the Performance Targets had been satisfied in full and then reduced pro-rata as set out above, unless the Committee decides otherwise.

5.2	Meaning of ceasing to be an Employee

For the purposes of these rules a Participant will not be treated as ceasing to be in employment if, at the time of such cessation, he is or has agreed to be an employee or a director of a Group Company and, within 14 days of such cessation, he is actually employed by or is a director of another Group Company.

5.3	Leaving employment before the Release Date – Matching Shares

A Participant who ceases to be employed by a Group Company between the end of the Retention Period and the Release Date relating to his Matching Shares, will not lose his conditional entitlement to Matching Shares, unless the Directors decide otherwise. Rule 6 will apply.

6	The Release Date

6.1	Bonus Shares and Dividend Shares

With effect from the end of the Retention Period, and subject to rules 4 and 5, each Participant will, unless the Directors decide otherwise, be entitled to have full legal and beneficial ownership of the Bonus Shares and Dividend Shares relating to them, transferred to him.

6.2	Matching Shares

The Committee will, as soon as practicable following the end of the Retention Period, determine:

6.2.1	whether and to what extent the relevant Performance Targets have been satisfied; and

6.2.2	the number of Matching Shares to be transferred to the Participant.

The date of these determinations is the Release Date.

6.3	Transfer of Shares

On or as soon as reasonably practicable following the Release Date, the Committee will procure the transfer of (or issue) the appropriate number of Bonus Shares, Matching Shares and Dividend Shares to the Participant, after deductions are made under rule 9.2. Any fractional Shares will be satisfied in cash on the basis set out in rule 6.6.

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6.4	Early release

The Committee may determine that a Participant will be entitled to have transferred to him all or any Bonus Shares, Matching Shares and Dividend Shares before the end of the Retention Period, on a basis determined by it. The number of Dividend Shares will be calculated up to a date determined by the Committee.

6.5	Participants’ rights after the Release Date

At any time after the Release Date and before the transfer of Bonus Shares, Matching Shares and Dividend Shares to him, the Participant has all shareholder rights in respect of those Shares, except the right to vote. With effect from the date of transfer, the Participant will be entitled to all rights in respect of Shares transferred to him.

6.6	Cash alternative

The Committee may decide at any time that any entitlement under this Plan may be satisfied by the transfer of an equivalent amount in cash. Such cash amount shall be calculated using the market value (as determined under rule 3.4.2) of a Share at the end of the Retention Period, or such earlier date under rule 6.4, or on cessation of employment in accordance with rule 5, and appropriate deductions will be made under rule 9.2.

7	Provisions relating to Options

7.1	Grant of Options

If, under rule 3.1.6, the Committee determines that an Option will be granted to a Participant in respect of Bonus Shares, it will grant an Option to the Participant as soon as practicable, but subject to the Dealing Regulations. No payment to the Company will be payable on the grant of an Option. An Option will be granted by way of a deed.

7.2	Time and manner of exercise

Unless the Committee specifies otherwise on the date of grant of the Option, an Option is only exercisable during the Exercise Period. To exercise an Option, the Optionholder must deliver to the Company Secretary or other duly appointed person:

7.2.1	the statement identifying the number of Shares over which the Option is being exercised;

7.2.2	a notice in writing, including electronically, in the prescribed form, completed and signed by the Optionholder or by his duly appointed agent; and

7.2.3	if the Committee so requires, a sum equal to a reasonable estimate made by the Company of any income tax or social security contributions payable by any Group Company on the exercise of the Option or on the gain made on eventual sale of the Shares acquired under it.

The Optionholder will disclose to the Company in a form satisfactory to it any details necessary to calculate correctly any tax or social security contributions liability in respect of his Option and, failing that, any Group Company may withhold tax and social security contributions at the maximum level.

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7.3	Payment

No payment other than reimbursement of any income tax or social security contributions payable by any Group Company in the circumstances described in rule 7.2.3 is required to acquire the Bonus Shares on the exercise of an Option.

7.4	Date of exercise

The date of valid exercise of an Option is the date of receipt of the properly executed documents referred to in rule 7.2.

If the exercise of an Option is precluded, or the Company Secretary reasonably believes it is precluded, by any Dealing Regulation, the date of exercise will be the first Business Day after the day when the Optionholder is permitted, or the Company Secretary determines the Optionholder is permitted, to exercise or, if earlier and subject to the giving of any clearance required under any Dealing Regulation, two Business Days before the Exercise Period expires provided that the Option may not in any circumstances be exercised after the end of the Exercise Period.

7.5	Matching Shares

Rules 6.2 and 6.3 will apply in respect of Optionholders, but any Matching Shares will only be transferred under rule 6.3 after the date of valid exercise of the Option.

7.6	Transfer of Shares

Rule 6.3 will apply in respect of the issue or transfer of Bonus Shares and Dividend Shares following the exercise of an Option. For these purposes, the “Dividend Shares” will be the number of Shares which the Participant would have acquired if he had received dividends paid in respect of the relevant number of Bonus Shares from the beginning of the Retention Period until the date of valid exercise of the Option, and had reinvested the gross dividends in Shares on the relevant dividend payment date.

7.7	Lapse

An Option will lapse on the expiry of the earliest of:

7.7.1	on the date the Optionholder leaves employment during the Exercise Period, unless he leaves for one of the reasons set out in rule 5.1.2. In this event, the Option will lapse at the end of a period of three months from the date he leaves employment. Rule 5.1.2 will apply to determine any entitlement to Matching Shares following exercise of the Option by the Optionholder;

7.7.2	the end of the Exercise Period; and

7.7.3	the end of a period of 6 months from any Takeover unless the Option is exchanged for a new right under rule 7.7.

The provisions of rule 5.2 apply to define “leaving employment”.

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7.8	Exchange

If any Takeover occurs, an Optionholder may during the three months following such event agree with any acquiring company to substitute or exchange his Option in return for an equivalent right over shares in the acquiring company.

7.9	Reconstruction

If there is a Reconstruction during the Exercise Period, the Option will be replaced by an equivalent option over the appropriate number of shares in the new parent company or companies, determined by the Committee. The Committee may amend or waive the Performance Target as it considers appropriate.

7.10	Application of the rules

Except where inconsistent, the provisions of the rules will apply to Options and Optionholders.

8	Plan limits

8.1	Meaning of allocate

For the purposes of this rule “allocate” means granting of an option or other right to acquire unissued Shares, or if there is no such grant, the issue and allotment of Shares.

8.2	10 per cent. 10 year limit

The number of Shares which may be allocated under the Plan on any day must not exceed 10 per cent. of the ordinary share capital of the Company in issue immediately before that day, when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and any other employee share plan operated by the Company.

8.3	5 per cent. 10 year limit

The number of Shares which may be allocated under the Plan on any day must not exceed 5 per cent. of the ordinary share capital of the Company in issue immediately before that day when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and any other discretionary (executive) share plan adopted by the Company.

Where the right to acquire Shares is released or lapses, the Shares concerned are ignored when calculating the limits in this rule 8.

9	General

9.1	Reimbursement

If so requested by the Company, each relevant Group Company will reimburse the Company for any costs incurred in connection with the Bonus Awards, Dividend Shares and Matching Shares to Participants who are employed by them, unless prohibited by law from doing so.

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9.2	Withholding

9.2.1	All payments of cash under the Plan or transfers of Shares, will be made subject to making deductions for tax or social security contributions payable.

9.2.2	Either the Company, any relevant Group Company, or a duly appointed agent for the purpose may withhold any amounts or make such arrangements, including the sale of any Shares on behalf of a Participant, as are necessary to meet any liability to taxation or social security contributions in respect of any cash payment under a Bonus Award or any Shares transferred under the Plan.

9.3	Committee’s decisions final and binding

The decision of the Committee in connection with any interpretation of the Plan rules or in any dispute relating to any matter relating to the Plan will be final and conclusive.

9.4	Costs

The costs of introducing and administering the Plan will be borne by the Company.

9.5	Regulations

The Committee has power from time to time to make or vary regulations for the administration and operation of the Plan.

9.6	Discretionary nature of the Plan

9.6.1	Nothing in this Plan or the operation of the Plan will form part of the contract of employment, employment or other relationship with any Group Company of any Employee, Participant or any other person (“Employee”). The fact that one or more Bonus Awards have been made to an Employee does not create any right to, or expectation of, continued employment.

9.6.2	No Employee is entitled to participate in, or be considered for participation in, the Plan at all or at a particular level. Participation in any Bonus Awards does not imply any right contractual or otherwise to participate, or to be considered to participate in any future Award.

9.6.3	An Employee has no rights contractual or otherwise in respect of the operation of the Plan or the exercise of any discretion or decision which relates to or affects the Plan. Any and all discretions or decisions taken in respect of, or which affect, the Plan may be exercised to the disadvantage of the Employee, even if such exercise or decision could be regarded as capricious or unreasonable, or could be regarded as in breach of any implied term between the Employee and his employer, including any implied duty of trust and confidence. Any such implied term is excluded and overridden by this rule.

9.6.4	No Employee will have any right to compensation or damages or any other sum or benefit in respect of the Plan, including, without limitation, in relation to:

(i)	his eligibility to participate, or ceasing to be eligible to participate, or ceasing to participate in the Plan;

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(ii)	any exercise of a discretion or a decision taken in relation to the Plan or the Plan’s operation (whether or not this disadvantages the Employee concerned);

(iii)	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship); and

(iv)	the operation or amendment of the Plan (whether or not this disadvantages the Employee concerned).

9.6.5	Participation in the Plan is permitted only on the basis that any rights that are not expressly set out in this Plan, the relevant Award or any applicable schedule, are excluded. Each Participant will be required to waive any such excluded rights in consideration for, and as a condition to, participating in the Plan.

9.6.6	Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee. No such third party will have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. But this does not affect any other right or remedy of a third party which exists or is available.

9.6.7	For the avoidance of doubt, this rule will apply:

(i)	throughout any Employee’s employment;

(ii)	where an Employee has given or received notice to terminate his employment (whether such termination is lawful or unlawful); and

(iii)	following the termination of his employment.

9.7	Documents sent to Shareholders

The Company or the trustee of any trust may send to Participants copies of the annual summary of financial statements and any other documents which the Company is required to send to its shareholders.

9.8	Bonus Awards, Options and Shares non-pensionable

Bonus Awards, Options and Shares awarded under the Plan will not form part of a Participant’s remuneration for the purpose of determining entitlement to any benefit of employment including any pension or retirement benefit, life assurance, permanent health insurance or other similar benefit, whether existing or subsequently introduced.

9.9	Consents

All allotments and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in the United Kingdom or elsewhere, and it will be the individual’s responsibility to comply with any requirements to be fulfilled in order to obtain or obviate the necessity for any such consent.

9.10	Articles of Association

Any Shares acquired or to be acquired under the Plan will be subject to the Articles of Association of the Company from time to time in force.

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9.11	Notices

Any notice or other document which has to be given to an Employee or Participant under or in connection with the Plan may be in any form, as determined by the Committee. It may be:

(i)	delivered or sent by post to him at his home address according to the records of his employing company; or

(ii)	sent by e-mail or fax to any e-mail address or fax number which according to the records of his employing company is used by him;

or to such other address, or by such other means, as the Committee considers appropriate.

Any notice or other document which has to be given to the Company or other duly appointed agent under or in connection with the Plan may be delivered or sent by post to it at its respective registered office (or such other place as the Committee or duly appointed agent may from time to time decide and notify to Participants) or sent by e-mail or fax to any e-mail address or fax number notified to the sender or by such other means as the Company considers appropriate.

Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to a Participant who is working overseas will be deemed to have been given on the seventh day after the date of posting.

Notices sent by e-mail or fax or by other means, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.

9.12	Data protection

By participating in the Plan each Participant consents to the holding and processing of personal data provided by such Participant to the Company, any Group Company and any other persons or entities for all purposes relating to the operation of the Plan. These include, but are not limited to:

9.12.1	administering and maintaining Participant’s records;

9.12.2	providing information to trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

9.12.3	providing information to future purchasers of the Company or the business in which the Participant works; and

9.12.4	transferring information about the Participant to a country or territory outside the European Economic Area.

10	Amendments and termination

10.1	Committee’s powers of amendment

Except as described in rule 10.2, the Committee may at any time alter, vary or add to the provisions of the Plan in any respect.

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10.2	Shareholders’ approval

10.2.1	Circumstances where approval required

Except as described in rule 10.2.2, the Company in general meeting must approve in advance by ordinary resolution any proposed change to the advantage of present or future Participants, which relates to the following:

(i)	the persons to or for whom Shares may be provided under the Plan;

(ii)	the limitations on the number of Shares which may be issued under the Plan;

(iii)	the basis for determining a Participant’s entitlement to Shares other than provided for in accordance with the rules;

(iv)	any rights attaching to Shares to be issued;

(v)	the rights of Participants in the event of a capitalisation issue, rights issue, sub-division or consolidation of shares or reduction or any other variation of capital of the Company; or

(vi)	the terms of this rule 10.2.1.

10.2.2	Circumstances where approval not required

The Committee need not obtain the approval of the Company in general meeting for any minor changes:

(i)	to benefit the administration of the Plan;

(ii)	to comply with or take account of the provisions of any proposed or existing legislation;

(iii)	to take account of any changes to the legislation; or

(iv)	to obtain or maintain favourable tax, exchange control or regulatory treatment of any Group Company or any present or future Participant.

10.3	Employees’ share schemes

No amendment or operation of the Plan will be effective to the extent that the Plan would cease to be an “employees’ share scheme” as defined in Section 743 of the Companies Act 1985.

10.4	Notice

As soon as reasonably practicable after making any alteration to the Plan, the Committee may give written notice to any Participant materially affected by the alteration.

10.5	Termination of the Plan

10.5.1	The Committee may terminate the Plan at any time.

10.5.2	The termination of the Plan will not affect rights to Shares comprised in Bonus Awards made or Options granted before the date of termination, payments of cash bonuses in respect of previous financial years, rights to Dividend Shares and, subject to the satisfaction of any Performance Target, rights to Matching Shares. The Committee will determine, it its absolute discretion whether Bonus Awards will be payable in cash or Bonus Shares and whether entitlement to Dividend Shares and Matching Shares may be satisfied in Shares or cash.

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11	Governing Law

English law governs the Plan and all Bonus Awards, Options, and conditional awards of Matching Shares and their construction. The English Courts have non-exclusive jurisdiction in respect of disputes arising under or in connection with the Plan or any Bonus Award, Option, Dividend Shares or Matching Shares.